SYMPOSIUM CORPORATION

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "AGREEMENT") is made and entered into as of September 21, 1999, by and between Symposium Corporation, a Delaware corporation (the "COMPANY"), and Tim S. Ledwick ("EMPLOYEE").

1.       ENGAGEMENT AND RESPONSIBILITIES

         (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs Employee as an officer of the Company. Employee hereby accepts such employment. Employee shall have the title of Chief Financial Officer, but may have any executive officer title determined by the Board of Directors provided that Employee always has a title which is no less senior than Chief Financial Officer.

         (b) Employee agrees to devote all of Employee's business time, energy and efforts to the business of the Company and will use Employee's best efforts and abilities faithfully and diligently to promote the Company's business interests. Employee's duties and responsibilities shall be those incident to those which are normally and customarily vested in such office(s) of a corporation. In addition, Employee's duties shall include those duties and services for the Company and its affiliates as the Board shall, in its sole and absolute discretion, from time to time reasonably direct which are not inconsistent with Employee's position described in Section 1(a).

         (c) For so long as Employee is employed by the Company, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 5% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company Group, as such businesses are now or hereafter conducted.

2.       DEFINITIONS

         "BENEFITS TERMINATION DATE" shall mean: (i) two months following the Date of Termination if Employee's employment with the Company terminates on or prior to March 31, 2000; and (ii) six months following the Date of Termination if Employee's employment with the Company terminates after March 31, 2000; provided, however, that if any Person acquires more than fifty percent of the outstanding voting securities of the Company, from and after the date of such acquisition the Benefits Termination Date shall mean one year from the Date of Termination.

         "BOARD" shall mean the Board of Directors of the Company.


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         "COMPANY GROUP" shall mean the Company and each Person that the Company directly or indirectly Controls.

         "CONTROL" shall mean, with respect to any Person, (i) the beneficial ownership of more than 50% of the outstanding voting securities of such Person, or (ii) the power, directly or indirectly, by proxy, voting trust or otherwise, to elect a majority of the outstanding directors, trustees or other managing persons of such Person.

         "DISABILITY," with respect to Employee, shall mean that, for physical or mental reasons, Employee is unable to perform the essential functions of Employee's duties under this Agreement for 60 consecutive days, or 90 days during any one six month period. Employee agrees to submit to a reasonable number of examinations by a medical doctor advising the Company as to whether Employee shall have suffered a disability and Employee hereby authorizes the disclosure and release to the Company and its agents and representatives all supporting medical records. If Employee is not legally competent, Employee's legal guardian or duly authorized attorney-in-fact will act in Employee's stead for the purposes of submitting Employee to the examinations, and providing the authorization of disclosure.

         "FOR CAUSE" shall mean, in the context of a basis for termination of Employee's employment with the Company, that:

         (a) Employee breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breaches of Sections 1(c), 6 or 7 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

         (b) Employee commits any act of fraud, embezzlement, breach of fiduciary duty or trust against the Company Group; or

         (c) Employee is indicted for, or convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; or

         (d) Employee commits any act of personal conduct that, in the reasonable opinion of the Board, gives rise to any member of the Company Group of a material risk of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees; or

         (e) Employee commits continued and repeated substantive violations of specific written directions of the Board, which directions are consistent with this Agreement and Employee's position as a senior or executive officer, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement.


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         "FULL START DATE" shall mean earlier of: (i) the date specified by the
Company as the "Full Start Date", and (ii) the date the Company has raised not less than $10 million in one or a series of equity financings after the date hereof.

         "PERSON" shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

3.       COMPENSATION AND BENEFITS

         For so long as Employee shall be employed by the Company, Employee shall receive the compensation and benefits set forth in this Section 3.

         (a) SALARY. The Company shall pay Employee a salary at an annual rate of $210,000. The Board may, but shall not be obligated to, increase Employee's salary from time to time. The salary shall be payable in installments in the same manner and at the same times the Company pays salaries to other executive officers of the Company, but in no event less frequently than equal monthly installments.

         (b) BONUS. On or before January 31 of each calendar year, commencing with the year 2000, the Board of Directors or the Chief Executive Officer of the Company, following consultation with Employee, shall establish a bonus plan for Employee for such year which will permit Employee to earn a bonus for such year in an amount ranging from $20,000 to $40,000. The terms and conditions of the bonus plan shall be within the sole and absolute discretion of the Board of Directors and/or the Chief Executive Officer. The bonus plan may provide objective and/or subjective criteria for earning a bonus.

         (c) EXPENSE REIMBURSEMENT. Employee shall be entitled to reimbursement from the Company for the reasonable out-of-pocket costs and expenses which Employee incurs in connection with the performance of Employee's duties and obligations under this Agreement in a manner consistent with the Company's practices and policies therefor.

         (d) EMPLOYEE BENEFIT PLANS. Employee shall be entitled to participate in any pension, savings and group term life, medical, dental, disability, and other group benefit plans that the Company makes available to its employees generally.

         (e) VACATION. Employee shall be entitled to paid vacation which accrues at a rate of two weeks per year through September 30, 2000 and three weeks per year thereafter. Vacation shall accrue in accordance with the Company's standard vacation accrual policy.

         (f) DISABILITY. In the event of any Disability, if Employee shall receive payments as a result of such Disability under any disability plan maintained by the Company or from any government agency, the Company shall be entitled to deduct the amount of such payments received from base salary payable to Employee during the period of such Disability.


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         (g) WITHHOLDING. The Company may deduct from any compensation payable to Employee (including payments made pursuant to Section 5 of this Agreement in connection with or following termination of employment) amounts it believes are required to be withheld under federal and state law, including applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments.

4.       TERM OF EMPLOYMENT

         Employee's term of employment pursuant to this Agreement shall commence as of the date hereof and shall terminate on the earliest to occur of the following (the "DATE OF TERMINATION"):

         (a) upon the date set forth in a written notice of termination from Employee to the Company (which date shall at least 30 days after the delivery of that notice if the notice is delivered after the Full Start Date); provided, however, that in the event Employee delivers such notice to the Company, the Company shall have the right to accelerate such termination by written notice thereof to Employee (and such termination by the Company shall be deemed to be a termination of employment pursuant to this Section 4(a), and not a termination pursuant to Section 4(d) or 4(e) hereof);

         (b)      upon the death of Employee;

         (c) upon delivery to Employee of written notice of termination by the Company if Employee shall suffer a Disability;

         (d) upon delivery to Employee of written notice of termination by the Company For Cause; or

         (e) upon delivery to Employee of written notice of termination by the Company without cause.

5.       SEVERANCE COMPENSATION

         (a) If Employee's employment is terminated pursuant to Section 4(e) (by the Company without cause) after the Full Start Date, the Company shall: (i) until the Benefits Termination Date, continue to pay (A) pay to Employee salary at the rate in effect on the Date of Termination; and (B) pay for Employee's (and his immediate family's) participation in group medical, life, dental, disability and similar plans to the extent permitted by the plan; and (ii) pay to Employee a pro-rated share of any bonus which would have been earned by Employee had Employee been employed the entire year, which bonus is directly tied to, and calculated by reference to, the financial performance of the Company for the year, all as set forth in the bonus plan adopted pursuant to
Section 3(b) of this Agreement..

         (b) If Employee's employment is terminated for any reason other than by the Company without cause after the Full Start Date, the Company shall pay to Employee (or Employee's estate


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or beneficiary, as the case may be) any unpaid base salary through the Date of
Termination and any bonus for the year prior to the year in which the Date of Termination occurs which has not been paid. Employee shall not be entitled to any bonus for the year in which the Date of Termination occurs. All rights and benefits which Employee or his estate may have under employee benefit plans in which Employee shall be participating at the date of termination of employment shall be determined in accordance with such plans.

         (c) If Employee's employment is terminated by the Company pursuant to
Section 4(d) (by the Company For Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Employee any loss or damage which the Company shall suffer as a result of the acts or omissions of Employee giving rise to termination under Section 4(d).

         (d) Employee acknowledges that the Company has the right to terminate Employee's employment without cause and that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Employee. Accordingly, in the event of such termination, Employee shall be entitled only to those benefits specifically provided in this Section 5, and shall not have any other rights to any compensation or damages from the Company for breach of contract.

         (e) Employee acknowledges that in the event of termination of Employee's employment for any reason, Employee (nor Employee's estate, heirs, beneficiaries or others claiming through Employee) shall not be entitled to any severance or other compensation from the Company except as specifically provided in this Section 5. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company which provides for severance to its officers or employees, and Employee shall not be entitled to any benefits under any such plan or policy.

6.       COVENANT NOT TO SOLICIT

         From the date hereof until two years from the Date of Termination:

         (a) Employee will not, directly or indirectly, influence or attempt to influence any customer of the Company Group to reduce or discontinue its purchases of any products or services from the Company Group or to divert such purchases to any Person other than the Company Group.

         (b) Employee will not, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company Group and any of its respective suppliers, principals, distributors, lessors or licensors; and

         (c) Employee will not, directly or indirectly, solicit any employee of the Company Group to work for any Person.

7.       CONFIDENTIALITY

         Employee agrees not to disclose or use at any time (whether during or after Employee's employment with the Company) for Employee's own benefit or purposes


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or the benefit or purposes of any other Person any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of the Company Group generally, PROVIDED that the foregoing shall not apply to information which is not unique to the Company Group or which is generally known to the industry or the public other than as a result of Employee's breach of this covenant. Employee agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company Group except that he may retain personal notes, notebooks, diaries, rolodexes and addresses and phone numbers. Employee further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any member of the Company Group.

8.       MISCELLANEOUS

         (a) NOTICES. All notices, requests, demands and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

                           If to the Company, to:

                           Symposium Corporation
                           410 Park Avenue
                           18th Floor
                           New York, New York 10022
                           Attn: Chief Executive Officer and Board of Directors

                           If to Employee, to:

                           Employee's address as set forth on the books and records of the Company

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

         (b) ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No representations, oral


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or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

         (c) SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         (d) GOVERNING LAW. This Agreement has been made and entered into in the State of New York and shall be construed in accordance with the laws of the State of New York.

         (e) CAPTIONS. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

         (f) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         (g) ATTORNEYS' FEES. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys' fees, costs and expenses. The prevailing party is the party who is entitled to recover its costs in the action or proceeding. A party not entitled to recover its costs may not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

         In Witness Whereof, the parties have executed this Agreement as of the date first above written.

                                       Symposium Corporation


                                    By:  /S/ RONALD ALTBACH
                                         -----------------------------------
                                         Its Co-Chairman


                                    By:  /S/ TIM S. LEDWICK
                                         -----------------------------------
                                         Tim S. Ledwick